January 6, 2017
Mr. Keith Sullivan

Re:    Separation Agreement
Dear Keith:
This letter sets forth the substance of the separation agreement (the “Agreement”) which ZELTIQ Aesthetics, Inc. (the “Company”) is offering to you in appreciation of your work for the Company.
1.    Separation. You have resigned from the Company and your resignation is effective January 16, 2017 (the “Separation Date”).
2.    Accrued Salary and Vacation. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary, car allowance and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.
3.    Severance Benefits.
(a). Severance Payment. As per the terms of the Company’s 2016 Corporate Bonus Plan (the “Bonus Plan”), you are eligible for a bonus of up to 75% of your actual 2016 salary.  As consideration for the full execution of this Agreement and provided the Company determines to pay bonuses for 2016 under the Bonus Plan, the Company agrees to calculate and pay you the amount you would have earned under the Bonus Plan, based on the achievement of corporate goals and your individual goals, less applicable deductions and withholdings.  If awarded, any such bonus will be payable to you at the same time that the Company pays bonuses to other Company employees for 2016 as determined by the Company, but in no event later than the end of 2017.   At this time, the Company anticipates this payout would occur in the middle of the first quarter of 2017.  You understand that you are not otherwise entitled to any bonus under the Bonus Plan given the Separation Date and that the Company may not pay bonuses under this Bonus Plan if payout is not earned based on corporate performance.
(b). Consulting Agreement. Although the Company has no obligation to do so, , as additional consideration for this Agreement, the Company will on this same date enter into the Consulting Agreement with you that is attached as Exhibit B. If you fail to timely execute and return this Agreement or if you revoke it, the Consulting Agreement will be null and void. Collectively, the Severance Payment and the Consulting Agreement are referred to herein as the “Separation Benefits.”
4.    Health Insurance. If you were participating in the Company’s group health insurance plans as of the Separation Date, to the extent provided by the federal COBRA law or, if

Keith Sullivan
January 6, 2017

applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Within the timing required by law, you will be provided a separate notice describing your COBRA rights and obligations with respect to continued group health insurance.
5.    Equity Grant. Under the terms of the Company’s 2011 Equity Incentive Plan (the “Plan”) and your grant notice, vesting would normally cease as of the Separation Date. However, as long as you continue providing services to the Company pursuant to the Consulting Agreement, vesting will continue under the terms of the Plan. For the sake of clarity, with respect to your 2016 Performance Stock Units (PSUs) that vest on a quarterly basis based on quarterly revenue targets, the 10,000 PSUs for the fourth quarter of 2016 will vest in accordance with their terms if the Company achieves revenue for Q4 2016 of $100,808,000 or greater. Your right to exercise any vested shares (if any), and all other rights and obligations with respect to your stock options, will be as set forth in your equity agreement, grant notice and/or applicable plan documents.
6.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date in connection with your employment by the Company. Any future compensation or benefits paid to you for any future consulting work for the Company will be covered under a separate consulting agreement.
7.    Expense Reimbursements. You agree that, within sixty (60) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice, but in no case later than March 15 of the year following the year in which the expense was incurred.
8.    Proprietary Information and Post-Termination Obligations.

(a).    Nondisclosure. Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Invention Assignment Agreement (“CIIAA”) not to disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. A copy of the CIIAA you signed is attached as Exhibit A. If you have doubts as to the scope of the restrictions in your CIIAA, you should contact Mark Foley, CEO, immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement that you signed. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Keith Sullivan
January 6, 2017

(b).    Non-Competition. In consideration for the Severance Benefits provided to you pursuant to this Agreement to which you are not otherwise entitled, you agree that for the period of eighteen (18) months after the Separation Date, you will not: 1) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever engaged in the aesthetic industry, as determined by the Company in its sole discretion, provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation, or 2) assist any person or organization in the aesthetic industry. You agree that this restriction on your activities is reasonable and necessary to protect the Company’s legitimate interests in its confidential, proprietary and/or trade secret information.

(c).    Non-Solicitation. In consideration for the Severance Benefits provided to you pursuant to this Agreement to which you are not otherwise entitled, you agree that for the period of eighteen (18) months after the Separation Date you will not, either directly or through others, solicit or attempt to solicit any Company customer, Company employee or any independent contractor of the Company, to terminate its, his or her relationship with the Company in order to become a customer, employee, consultant or independent contractor to or for any other person or entity. You agree that this restriction on your activities is reasonable and necessary to protect the Company’s legitimate interests in its confidential, proprietary and/or trade secret information.

9.        Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial and other advisors; (c) you may disclose the terms of this Agreement to prospective employers and consulting clients; (d) you may disclose this Agreement insofar as such disclosure may be required by law or is necessary to enforce or effectuate this Agreement; and (e) the Agreement will be publicly reported to the SEC. Notwithstanding the foregoing or anything to the contrary in this Agreement or your Employment Agreement, nothing in this Agreement shall limit your right to discuss your employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.
10.        Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing or anything to the contrary in this Agreement or

Keith Sullivan
January 6, 2017

your Employment Agreement, nothing in this Agreement shall limit your right to discuss your employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Furthermore, nothing in this section or in this Agreement shall either preclude you from, or subject you to, liability for giving any testimony in any proceeding either under legal compulsion or in any action or proceeding between you and the Company.
11.    Cooperation after Termination. You agree that for the period of eighteen (18) months after the Separation Date, you will cooperate reasonably with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours to the extent it does not unreasonably interfere with your personal or professional obligations; provided, however, that the Company will compensate you for all out-of-pocket costs that may be incurred in such regard.
12.    Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
1violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

Keith Sullivan
January 6, 2017

2discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Virginia Human Rights Act; the Virginians with Disabilities Act; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Minimum Wage Act; the Florida Constitution, Article X, Section 24; the California Fair Employment and Housing Act; the California Labor Code; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
3violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, and other than rights created by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this Agreement is executed and you are not releasing any right of indemnification and other similar rights as a former officer of the Company you may have for any liabilities arising from your actions within the course and scope of your employment with the Company. Also excluded from this release are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from reporting suspected violations of law, filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company;

Keith Sullivan
January 6, 2017

however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13.        Release of Unknown Claims. In granting the releases set forth herein, you acknowledge having read and understood Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of claims herein, including but not limited to the release of unknown claims.
14.        Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that pursuant to this Agreement you will have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.
15.    No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

Keith Sullivan
January 6, 2017

16.        Liquidated Damages for Breach. You agree that it would be impracticable or impossible to ascertain the amount of actual damages caused to the Company by a breach by you of Sections 8(b) or 8(c) of this Agreement. Therefore, you agree that upon any breach of Sections 8(b) or 8(c)of this Agreement you will forfeit and return to the Company: (a) all amounts paid to you under the Consulting Agreement; (b) any Restricted Stock Units, Performance Stock Units or other equity shares or units that vested after the Separation Date, or the then current fair market value of such equity as of the date of such breach, in cash; and (c) you will forfeit your right to receive any unpaid amounts owed to you under the Consulting Agreement. You agree that this liquidated damages provision represents reasonable compensation for the loss that would be incurred due to any such breach by you. You further agree that any threatened or actual violation or breach of Sections 8 or 10 of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any breach of Sections 8 or 10 of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement without the obligation of posting a bond or proving actual damages. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
17.    Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement, including Exhibit A, is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.
18.    Services Performed in Virginia/Governing Law. You hereby represent and warrant that you are a resident of the Commonwealth of Virginia, and as of the Separation Date, you are performing services for the Company from your home office in Virginia when not traveling on Company business. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia, without regard to conflict of law principles. You agree that any action to interpret, construe, or otherwise arising out of or related to this Agreement must be filed in the state or federal courts in Virginia, and that you are subject to personal jurisdiction in those courts and expressly consent to that jurisdiction.

Keith Sullivan
January 6, 2017

If this Agreement is acceptable to you, please sign below and return it to me on January [XX], 2017. You agree that negotiated changes to this Agreement, material or otherwise, do not extend the 21-day consideration period. The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement on January [XX], 2017, which is more than twenty-one (21) days from when you received it.
19. Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and you agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to you, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to you pursuant to the terms of this Agreement.

I wish you good luck in your future endeavors.
Sincerely,
ZELTIQ AESTHETICS, INC.
By: ___________________________            DATE:_________
Mark Foley, President and Chief Executive Officer

AGREED TO AND ACCEPTED:
_______________________________            DATE:_________

Keith Sullivan
January 6, 2017

Keith Sullivan

Exhibit A – Confidential Information and Invention Assignment Agreement
Exhibit B – Consulting Agreement

Keith Sullivan
January 6, 2017

CONSIDERATION PERIOD
I, Keith Sullivan, understand that I have been given at least twenty-one (21) days to consider whether to sign this Agreement which I received on January 6, 2017.

AGREED:

Signature

__________________________________________
Date

EXHIBIT A
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

[ATTACHED]

EXHIBIT B
THIS CONSULTING AGREEMENT (the “Agreement”) by and between ZELTIQ Aesthetics, Inc. (“Client”) and Keith Sullivan, an individual (“Consultant”) is effective as of January XX, 2017, (the “Effective Date”).

RECITALS
WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and
WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;
NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.
Engagement of Services. Consultant shall provide services hereunder for the eighteen (18) month period beginning on the Effective Date, unless this Agreement is terminated earlier pursuant to the terms stated herein (the “Consulting Period”). Consultant agrees to provide sales and marketing consulting services to include, among other things, business process improvement; customer segmentation and targeting; customer activity planning; market and sales channel strategy and management; sales force design, compensation, effectiveness and management; forecasting; marketing execution, performance measurement and optimization; and pipeline strategy, and other services upon request of the Chief Executive Officer (“Executive”) of the Client, commensurate with sales and marketing services generally Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself available to perform such consulting services throughout the Consulting Period, and to be reasonably available to meet with the Client at its offices or otherwise. It is understood and agreed that Consultant will spend on average forty (40) hours per month in providing the services.

2.
Consulting Fees. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $37,000.00 per month (the “Consulting Fees”) for services rendered during the Consulting Period (pro-rated for any partial months of service) within 15 days following the end of each month. Because Consultant will be providing the consulting services as an independent contractor, Client will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. Client will report the Consulting Fees on an IRS Form 1099, if required. Consultant acknowledges that he will be entirely responsible for payment of any taxes that may be due on the Consulting Fees.

3.
Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, in the performance of Consultant’s services, that is created by Consultant , to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will use reasonable best efforts to disclose to the Client all Work Product, to the extent that Consultant recognizes it as such. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments reasonably necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every reasonable way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

4.
Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign Work Product to Client as set forth in Section 3; and (c) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 4, except to the extent caused by the Company or any of its employees or agents.

5.
Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

6.
Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.

7.
Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

8.
No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client for performing services under this Agreement. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of its/his/herself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.

9.
Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. However, the Company will reimburse him for reasonable and necessary expenses he incurs in performing the services under this Agreement, provided they are approved and documented pursuant to Company policy.

10.
No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement.

11.
Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can demonstrate by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as may be necessary to enforce or effectuate this Agreement, or as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit my right to discuss my engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement

12.	Term and Termination.

12.1.
Term. As set forth above, the term of this Agreement and the “Consulting Period” is for eighteen (18) months from the Effective Date set forth above, unless earlier terminated as provided in this Agreement.

12.2.
Termination. The Client may terminate this Agreement before the end of its term if the Consultant materially breaches the Agreement or any other agreement between the Consultant and the Client. Similarly, the Consultant may terminate this Agreement if the Client materially breaches the Agreement or any other agreement between the Consultant and the Client. This Agreement will automatically terminate if Consultant revokes the Separation Agreement between Consultant and Client dated January 16, 2017.

12.3.
Effect of Termination. Upon any termination or expiration of this Agreement, Consultant: (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.

12.4.
Survival. The rights and obligations contained in Sections 3-6, 8-9, 13, 14.3, 14.4, and 15-25, as well as any other rights or obligations that, by their nature, are intended to survive, will survive any termination or expiration of this Agreement.

13.
Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegates.

14.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

15.
Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, as such laws are applied to agreements entered into and to be performed entirely within Virginia between Virginia residents. Any suit involving this Agreement shall be brought exclusively in a court sitting in Virginia. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

16.
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.	Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

18.
Liquidated Damages for Breach. Consultant agrees that it would be impracticable or impossible to ascertain the amount of actual damages caused to the Client by a breach by him of Paragraph 10 of this Agreement. Therefore, Consultant agrees that upon any breach of Paragraph 10 of this Agreement, and in addition to any other remedies that may be available to Client in the event of such a breach, Consultant will forfeit and return to the Client all amounts previously paid to Consultant under this Agreement. Consultant agrees that this liquidated damages provision represents reasonable compensation for the loss that would be incurred due to any such breach by him.

19.
Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).

20.
Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.

[The remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the date first written above.

“CLIENT”        “CONSULTANT”

ZELTIQ Aesthetics, Inc.        KEITH SULLIVAN

By: /s/ Mark J. Foley     /s/ Keith Sullivan